Exhibit 11. Statement re computation of per share earnings.

TORCHMARK CORPORATION

COMPUTATION OF EARNINGS PER SHARE

	Three Months Ended September 30,
	2012	2011
Income from continuing operations	$130,672,000	$131,256,000
Income from discontinued operations	0	144,000

Net Income	$130,672,000	$131,400,000

Basic weighted average shares outstanding	95,125,843	104,779,422
Diluted weighted average shares outstanding	96,342,122	105,312,142

Basic net income per share:
Continuing operations	$1.37	$1.25
Discontinued operations	0.00	0.00

Total basic net income per share	$1.37	$1.25

Diluted net income per share:
Continuing operations	$1.36	$1.25
Discontinued operations	0.00	0.00

Total diluted net income per share	$1.36	$1.25

	Nine Months Ended September 30,
	2012	2011
Income from continuing operations	378,337,000	374,777,000
Income from discontinued operations	0	(455,000)

Net Income	$378,337,000	$374,322,000

Basic weighted average shares outstanding	97,355,334	110,603,070
Diluted weighted average shares outstanding	98,638,098	112,272,319

Basic net income per share:
Continuing operations	$3.89	$3.39
Discontinued operations	0.00	(0.01)

Total basic net income per share	$3.89	$3.38

Diluted net income per share:
Continuing operations	$3.84	$3.34
Discontinued operations	0.00	(0.01)

Total diluted net income per share	$3.84	$3.33